Exhibit 99.1

AquaBounty Technologies Provides Fundraising Update

MAYNARD, Mass., February 14, 2024 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced an update on the Company’s fundraising efforts.

As previously announced in November 2023, AquaBounty has been exploring a wide range of financing alternatives to strengthen its balance sheet and increase its cash position. Today, the Company is announcing that, as a first step in this process, it has made the decision to sell its Indiana farm operation. The Indiana land-based, recirculating aquaculture facility has been growing AquaBounty’s GE Atlantic salmon since 2019 and has succeeded in its objective to demonstrate the Company’s ability to grow and sell its salmon in the market. With construction on its Ohio farm site roughly 30 percent completed, the Company plans to prioritize the financing alternatives necessary to resume and complete its construction, while the proceeds from the sale of its Indiana farm are expected to provide needed liquidity to AquaBounty’s balance sheet.

AquaBounty is also announcing that it has engaged Berenson & Company as its investment bank to advise on the sale process for the Indiana farm and on additional financing alternatives for the Company.

Sylvia Wulf, Chief Executive Officer of AquaBounty said, “We have been focused on securing funding for our near and long-term needs, so we can continue to pursue our growth strategy. Making the decision to sell our Indiana farm was a difficult one for us. We have built a strong operation there with a passionate and experienced team, and I want to take this opportunity to express my gratitude to our team members in Indiana for the job they have done over the last eight years to transform the facility and create a well-run operation. Our focus will be on harvesting the remaining GE Atlantic salmon for sale over the coming months to ready the farm for a new owner.

“We are proceeding to pursue additional funding across multiple financing alternatives with the goal of securing our cash requirements in the coming months.

“As always, I look forward to providing my fellow stockholders with an update in the near future,” concluded Wulf.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based sustainable aquaculture from start to finish.  As a vertically integrated Company from broodstock to grow out, we are leveraging decades of expertise in fish breeding, genetics, and health & nutrition to deliver disruptive solutions that address food insecurity and climate change issues.  We are committed to feeding the world efficiently, sustainably and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, including a grow-out farm located in Indiana, United States and a broodstock and egg production farm located on Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook,  Twitter,  LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding potential financing alternatives for the Company, its operations, and construction of its Ohio farm, as well as a potential sale of the Company’s Indiana farm operation. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “continue,” “believe,” “will,” “may,” “expect,” the negative forms of these words and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are, among other things, our ability to continue as a going concern; a failure to raise financing for our Company operations and activities on acceptable terms; the potential for additional delays and increased costs related to construction of our new farm; a failure to sell the Indiana farm on acceptable terms; the effect of changes in applicable laws, regulations and policies; our ability to secure any necessary regulatory approvals and permits; the degree of market acceptance of our products; our failure to retain and recruit key personnel; and the price and volatility of our common stock. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. For information regarding the risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

Company & Investor Contact:
AquaBounty Technologies

investors@aquabounty.com

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com